THERMOGENESIS CORP. REPORTS 48 PERCENT GROWTH
IN SECOND QUARTER REVENUES YEAR OVER YEAR

RANCHO CORDOVA, CA, (February 6, 2008)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells for treatment of disease and injury, today reported results for the second quarter and first six months of fiscal 2008.

Revenues for the quarter ended December 31, 2007, were $5.5 million. This compares with revenues of $3.7 million for the second quarter of fiscal 2007 and $3.6 million for the first quarter of fiscal 2008. Total disposable revenues were $2.6 million, a 44 percent increase over disposable revenues of $1.8 million in the second quarter a year ago.

The Company reported a net loss of $1.7 million, or $0.03 per share, in the second quarter of fiscal 2008, versus a loss of $2.0 million, or $0.04 per share, in the second quarter a year ago. At December 31, 2007, ThermoGenesis had $30.5 million in cash, cash equivalents and short-term investments. Total cancellable backlog at the end of the second fiscal quarter was $3.9 million, a 50 percent increase over the $2.6 million in cancellable backlog a year ago.

“As we discussed in our January 10th update news release, the primary growth drivers during the quarter were increased AXP™ AutoXpress Platform (AXP) bag set shipments, improved BioArchive® System sales and growth in CryoSeal® FS System and disposable sales,” noted Dr. William Osgood, the Company’s Chief Executive Officer.

Osgood said the Company’s results reflect its success in addressing AXP bag set production quality. In addition, the Company shipped 8 BioArchive devices during the quarter which compares to 3 devices shipped in the prior year same quarter, bringing the total number of installed BioArchive devices world-wide to 166.

With respect to the Company’s strategy to expand into new regenerative medicine markets, Osgood noted, “Our newest initiative in this regard is the MarrowXpress™, a version of our AutoXpress™ Platform targeted to the processing of bone marrow. Our initial focus will be in the use of bone marrow stem cells in the treatment of critical limb ischemia and myocardial ischemia. We are in the process of preparing a 510 (k) submission and CE Mark application.”

Separately, the Company announced today the creation of a wholly-owned subsidiary, Vantus™ Inc. a veterinary stem cell laboratory services company. Its initial focus will be the harvesting, processing and preservation of equine stem cells for use in treatment of orthopedic injuries in the performance equine market. The Company is also close to completing a formal collaboration with the Center for Equine Health and Stem Cell Regenerative Medicine Group at the University of California, Davis, School of Veterinary Medicine.

“We are making meaningful progress across our entire business, as well as hitting key milestones in our regenerative medicine strategy. We remain optimistic about our long-term prospects and the value of our technology to facilitate our growth initiatives,” Osgood said.

For the first six months of fiscal 2008, ThermoGenesis reported revenues of $9.1 million versus $8.0 million in the same period a year ago. Disposable revenues were $4.5 million versus $2.8 million, a 61% increase. The Company reported a net loss of $4.0 million, or $0.07 per share, in the first six months of fiscal 2008, versus a net loss of $3.1 million, or $0.06 per share, in the same period a year ago.

Consistent with prior guidance, the Company said that during the remainder of fiscal 2008, management expects to see continued sequential quarterly revenue growth through a full AXP production ramp and strong BioArchive sales. Management also expects quarterly revenues will exceed $7 million in the fourth fiscal quarter of 2008.

Company Conference Call and Webcast
Management will hold a conference call today, February 6, at 2:00 p.m., Pacific Standard Time (5:00 p.m., Eastern Standard Time) to review the second fiscal quarter financial results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately five minute before the conference begins.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit: http://www.thermogenesis.com/investor_relations/index.asp.

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the reply:
Access number (U.S.):	877-344-7529
Access number (International):	412-317-0088
Conference ID#:	“385107”

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product. The MarrowXpress is used for isolating stem cells from bone marrow. ThermoGenesis sells the MarrowXpress directly to global customers.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. We received FDA approval to market the CryoSeal FS System in liver resection surgeries in July 2007. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

THERMOGENESIS CORP.
Condensed Balance Sheets
(Unaudited)
	December 31, 2007	June 30, 2007

ASSETS
Current assets:
Cash and cash equivalents	$3,796,000	$5,730,000
Short term investments	26,695,000	27,649,000
Accounts receivable, net	3,103,000	3,226,000
Inventories, net	5,105,000	5,046,000
Other current assets	211,000	415,000

Total current assets	38,910,000	42,066,000
Equipment, net	1,694,000	1,602,000
Other assets	77,000	122,000

	$40,681,000	$43,790,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$1,640,000	$2,074,000
Other current liabilities	2,532,000	2,233,000

Total current liabilities	4,172,000	4,307,000
Long-term liabilities	1,327,000	1,671,000
Stockholders’ equity	35,182,000	37,812,000

	$40,681,000	$43,790,000

THERMOGENESIS CORP.
Condensed Statements of Operations
	(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues	$5,487,000	$3,716,000	$9,119,000	$8,021,000
Cost of revenues	3,577,000	2,927,000	6,000,000	5,520,000

Gross profit	1,910,000	789,000	3,119,000	2,501,000

Expenses:
Selling, general and administrative	2,357,000	2,300,000	4,777,000	4,612,000
Research and development	1,617,000	973,000	3,113,000	1,935,000

Total operating expenses	3,974,000	3,273,000	7,890,000	6,547,000
Interest and other income	347,000	454,000	754,000	920,000

Net loss	($1,717,000)	($2,030,000)	($4,017,000)	($3,126,000)

Basic and diluted net loss per common share	($0.03)	($0.04)	($0.07)	($0.06)

Shares used in computing per share data	55,701,175	55,140,675	55,680,342	55,022,221

THERMOGENESIS CORP.
Condensed Statements of Cash Flows
(Unaudited)
	Six Months Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net loss	($4,017,000)	($3,126,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	265,000	228,000
Stock based compensation expense	1,121,000	582,000
Accretion of discount on short-term investments	(564,000)	(690,000)
Net change in operating assets and liabilities:
Accounts receivable, net	123,000	376,000
Inventories, net	(191,000)	(1,542,000)
Other current assets	204,000	138,000
Other assets	45,000	(15,000)
Accounts payable	(434,000)	618,000
Accrued payroll and related expenses	(9,000)	74,000
Deferred revenue	(332,000)	(373,000)
Other current liabilities	304,000	109,000

Net cash used in operating activities	(3,485,000)	(3,621,000)

Cash flows from investing activities:
Capital expenditures	(225,000)	(165,000)
Purchase of investments	(23,482,000)	(25,533,000)
Maturities of investments	25,000,000	36,000,000

Net cash provided by investing activities:	1,293,000	10,302,000

Cash flows from financing activities:
Payments on capital lease obligations	(8,000)	(11,000)
Exercise of stock options and warrants	266,000	1,028,000

Net cash provided by financing activities	258,000	1,017,000

Net (decrease)/increase in cash and cash equivalents	(1,934,000)	7,698,000
Cash and cash equivalents at beginning of period	5,730,000	3,527,000

Cash and cash equivalents at end of period	$3,796,000	$11,225,000

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward- looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the
Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

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